Exhibit (k)(1)

Execution

ADMINISTRATION AGREEMENT

This Administration Agreement (“Agreement”) dated and effective as of February 13, 2025, is by and between State Street Bank and Trust Company, a Massachusetts trust company (the “Administrator”), and Coller Private Credit Secondaries, a Delaware statutory trust (the “Trust”).

WHEREAS, the Trust is a closed-end management investment company, and is registered with the U.S. Securities and Exchange Commission (“SEC”) by means of a registration statement (“Registration Statement”) under the Securities Act of 1933, as amended (“1933 Act”), and the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Trust desires to retain the Administrator to furnish certain administrative services to the Trust, and the Administrator is willing to furnish such services, on the terms and conditions set forth in this Agreement; and

WHEREAS, the Trust has retained the Administrator to furnish certain administrative services to the Trust and, as applicable, to any wholly-owned and controlled subsidiary of the Trust that may be formed by the Trust and listed on Schedule A hereto from time to time (each, a “Subsidiary”). References herein to the Trust shall include a Subsidiary, except as otherwise provided.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

1.	Appointment Of Administrator

The Trust hereby appoints the Administrator to act as administrator to the Trust for purposes of providing certain administrative services for the period and on the terms set forth in this Agreement. The Administrator accepts such appointment and agrees to render the services stated herein.

In the event that one or more additional fund(s) sponsored or advised by an affiliate of the Trust are established that wish to retain the Administrator to act as administrator hereunder, the Trust shall notify the Administrator in writing. Upon written acceptance by the Administrator, such fund(s) shall become subject to the provisions of this Agreement to the same extent as the Trust, except to the extent that such provisions (including those relating to compensation and expenses payable) may be modified with respect to such fund in writing by the Trust and the Administrator at the time of the addition of such fund.

2.	delivery of documents

The Trust will promptly deliver to the Administrator copies of each of the following documents and all future amendments and supplements, if any:

a.	The Trust’s Second Amended and Restated Declaration of Trust (the “Declaration of Trust”) and By-laws (“Governing Documents”);

b.	The Trust’s currently effective Registration Statement under the 1933 Act and the 1940 Act and each Prospectus and Statement of Additional Information (“SAI”) and all amendments and supplements thereto as in effect from time to time;

c.	Copies of the resolutions of the Board of Trustees of the Trust (the “Board”) certified by the Trust’s Secretary authorizing (1) the Trust to enter into this Agreement and (2) certain individuals on behalf of the Trust to (a) give instructions to the Administrator pursuant to this Agreement and (b) sign checks and pay expenses;

d.	A copy of the investment advisory agreement between the Trust and its investment adviser; and

e.	Such other certificates, documents or opinions which the Administrator may, in its reasonable discretion, deem necessary or appropriate in the proper performance of its duties.

3.	Representations And Warranties Of The Administrator

The Administrator represents and warrants to the Trust that:

a.	It is a Massachusetts trust company, duly organized and existing under the laws of The Commonwealth of Massachusetts;

b.	It has the requisite power and authority to carry on its business in The Commonwealth of Massachusetts;

c.	All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement;

d.	No legal or administrative proceedings have been instituted or threatened which would materially impair the Administrator’s ability to perform its duties and obligations under this Agreement; and

e.	Its entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of the Administrator or any law or regulation applicable to it.

f.	The Administrator has duly adopted and provided to the Trust written policies and procedures that are reasonably designed to prevent violation of the Federal Securities Laws (as defined in Rule 38a-1 under the 1940 Act) with respect to the services provided hereunder; and

g.	The Administrator has complied and will continue to comply with all laws, rules and regulations having application to its business, properties and assets, the violation of which could materially adversely affect the Administrator’s performance of its obligations under this Agreement.

4.	Representations And Warranties Of The Trust

The Trust represents and warrants to the Administrator that:

a.	It is a statutory trust, duly organized, existing and in good standing under the laws of its state of formation;

b.	It has the requisite power and authority under applicable laws and by its Declaration of Trust and By-laws to enter into and perform this Agreement;

c.	All requisite proceedings have been taken to authorize it to enter into and perform this Agreement;

d.	It is an investment company properly registered with the SEC under the 1940 Act;

e.	A Registration Statement under the 1940 Act and the 1933 Act has been filed by the Trust. Such Registration Statement will become effective prior to the initial public offering of the Trust’s shares and will thereafter remain effective during the term of this Agreement. The Trust also warrants to the Administrator that as of the effective date of this Agreement, all necessary filings under the securities laws of the states in which the Trust offers or sells its shares have been made or shall be made before the Trust offers or sells its shares;

f.	No legal or administrative proceedings have been instituted or threatened which would impair the Trust’s ability to perform its duties and obligations under this Agreement;

g.	Its entrance into this Agreement will not cause a material breach or be in material conflict with any other agreement or obligation of the Trust or any law or regulation applicable to it; and

h.	As of the close of business on the date of this Agreement, the Trust is authorized to issue unlimited shares of beneficial interest;

Where information provided by the Trust or the Trust’s Investors includes information about an identifiable individual (“Personal Information”), the Trust represents and warrants that it has obtained all consents and approvals, as required by all applicable laws, regulations, by-laws and ordinances that regulate the collection, processing, use or disclosure of Personal Information, necessary to disclose such Personal Information to the Administrator, and as required for the Administrator to use and disclose such Personal Information in connection with the performance of the services hereunder. The Trust acknowledges that the Administrator may perform any of the services, and may use and disclose Personal Information in accordance with applicable law and in the manner permitted by this Agreement, including Sections 9, 10 and 20.

5.	Administration services

The Administrator shall provide the services as listed on Schedule B, subject to the authorization and direction of the Trust and, in each case where appropriate, the review and comment by the Trust’s independent accountants and legal counsel and in accordance with procedures which may be established from time to time between the Trust and the Administrator.

The Administrator shall perform such other services for the Trust that are mutually agreed to by the parties from time to time, for which the Trust will pay such fees as may be mutually agreed upon, including the Administrator’s reasonable out-of-pocket expenses. The provision of such services shall be subject to the terms and conditions of this Agreement.

The Administrator shall provide the office facilities and the personnel determined by it to perform the services contemplated herein.

The Administrator shall use commercially reasonable efforts to provide the Trust with such reports as the Trust may reasonably require to fulfill its duties under Rule 38a-1 of the 1940 Act or similar legal and regulatory requirements.

6.	Compensation Of Administrator; Expense Reimbursement; Trust Expenses

The Administrator shall be entitled to reasonable compensation for its services and expenses, as agreed upon from time to time in writing between the Trust and the Administrator.

The Trust agrees to reimburse promptly the Administrator for any equipment and supplies specially ordered by or for the Trust through the Administrator and for any other expenses not contemplated by this Agreement that the Administrator may incur on the Trust’s behalf at the Trust’s written request or with the Trust’s written consent.

The Trust will bear all expenses that are incurred in its operation and not specifically assumed by the Administrator. For the avoidance of doubt, Trust expenses not assumed by the Administrator include, but are not limited to: organizational expenses; cost of services of independent accountants and outside legal and tax counsel (including such counsel’s review of the Registration Statement, Form N-CSR, Form N-PORT, Form N-PX, Form N-CEN, proxy materials, federal and state tax qualification as a regulated investment company and other notices, registrations, reports, filings and materials prepared by the Administrator under this Agreement); cost of any services contracted for by the Trust directly from parties other than the Administrator; cost of trading operations and brokerage fees, commissions and transfer taxes in connection with the purchase and sale of securities for the Trust; investment advisory fees; taxes, insurance premiums and other fees and expenses applicable to its operation; costs incidental to any meetings of shareholders including, but not limited to, legal and accounting fees, proxy filing fees and the costs of preparation (e.g., typesetting, XBRL-tagging, page changes and all other print vendor and EDGAR charges, collectively referred to herein as “Preparation”), printing, distribution and mailing of any proxy materials; costs incidental to Board meetings, including fees and expenses of Board members; the salary and expenses of any officer, director\trustee or employee of the Trust; costs of Preparation, printing, distribution and mailing, as applicable, of the Trust’s Registration Statements and any amendments and supplements thereto and shareholder reports; cost of Preparation and filing of the Trust’s tax returns, Form N-2, Form N-CSR, Form N-PORT, Form N- PX and Form N-CEN, and all notices, registrations and amendments associated with applicable federal and state tax and securities laws; all applicable registration fees and filing fees required under federal and state securities laws; the cost of fidelity bond and D&O/E&O liability insurance; and the cost of independent pricing services used in computing the Trust’s net asset value.

7.	Instructions and Advice

At any time, the Administrator may apply to any officer of the Trust or his or her designee for instructions or the independent accountants for the Trust, with respect to any matter arising in connection with the services to be performed by the Administrator under this Agreement. The Administrator shall be entitled to rely on and may act upon advice of reputable counsel (who may, with prior approval of the Trust, be counsel for the Trust) on any matter arising in connection with its duties hereunder.

The Administrator shall not be liable, and shall be indemnified by the Trust, for any action taken or omitted by it in good faith in accordance with such instruction. The Administrator shall not be liable for any act or omission taken or not taken in reliance upon any such instructions or advice or upon any paper or document reasonably believed by it to be genuine and to have been signed by the proper person or persons unless such liability arises as a result of the negligence, willful misconduct, fraud or reckless disregard of the Administrator, its officers or employees. The Administrator shall not be held to have notice of any change of authority of any officers, employees or agents of the Trust until receipt of written notice thereof from the Trust. Provided the Administrator is acting in good faith and consistent with industry standards, nothing in this section shall be construed as imposing upon the Administrator any obligation to seek such instructions or advice, or to act in accordance with such advice when received.

8.	Standard of care; limitation of liability and indemnification

The Administrator shall at all times exercise reasonable care and diligence and act in good faith in the performance of its duties hereunder be responsible for the performance only of such duties as are set forth in this Agreement and, except as otherwise provided under Section 14, shall have no responsibility for the actions or activities of any other party, including other service providers. The Administrator shall have no liability in respect of any loss, damage or expense suffered by the Trust insofar as such loss, damage or expense arises from the performance of the Administrator’s duties hereunder in reliance upon records that were maintained for the Trust by entities other than the Administrator prior to the Administrator’s appointment as administrator for the Trust. The Administrator shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Trust in connection with the performance or nonperformance of its obligations and duties hereunder unless caused by or resulting from the negligence, willful default or fraud of the Administrator, its officers or employees. Neither party shall be liable for any special, indirect, incidental, punitive or consequential damages, including lost profits, of any kind whatsoever (including, without limitation, attorneys’ fees) under any provision of this Agreement or for any such damages arising out of any act or failure to act hereunder, each of which is hereby excluded by agreement of the parties regardless of whether such damages were foreseeable or whether either party or any entity had been advised of the possibility of such damages. In any event, the Administrator’s cumulative liability for each calendar year (a “Liability Period”) with respect to the Trust under this Agreement regardless of the form of action or legal theory shall be limited to its total annual compensation earned and fees payable hereunder during the preceding Compensation Period, as defined herein, for any liability or loss suffered by the Trust including, but not limited to, any liability relating to qualification of the Trust as a regulated investment company or any liability relating to the Trust’s compliance with any federal or state tax or securities statute, regulation or ruling during such Liability Period. “Compensation Period” shall mean the calendar year ending immediately prior to each Liability Period in which the event(s) giving rise to the Administrator’s liability for that period have occurred. Notwithstanding the foregoing, the Compensation Period for purposes of calculating the annual cumulative liability of the Administrator for the Liability Period commencing on the date of this Agreement and terminating on February 12, 2026 shall be the date of this Agreement through February 12, 2026, calculated on an annualized basis, and the Compensation Period for the Liability Period commencing February 13, 2025 and terminating on February 12, 2026, shall be the date of this Agreement through December 31, 2023, calculated on an annualized basis.

In the event either party is unable to perform, or is delayed in performing, its obligations under the terms of this Agreement because of acts of God, government actions, war, terrorism, emergency conditions, interruption of electrical power or other utilities, equipment or transmission failure or damage or other similar events or acts reasonably beyond its control or other causes reasonably beyond its control, such party shall not be liable to the other party for any damages resulting from such failure to perform, delay in performance, or otherwise from such causes.

The Trust shall indemnify and hold the Administrator and its directors, officers, employees and agents harmless from all loss, cost, damage and expense, including reasonable fees and expenses for counsel, incurred by the Administrator resulting from any claim, demand, action or suit in connection with the Administrator’s acceptance of this Agreement, any action or omission by it in the performance of its duties hereunder, or as a result of acting upon any instructions reasonably believed by it to have been duly authorized by the Trust or upon reasonable reliance on information or records given or made by the Trust or its investment adviser, provided that this indemnification shall not apply to actions or omissions of the Administrator, its officers or employees in cases of its or their negligence, willful default or fraud.

The Trust will be entitled to participate at its own expense in the defense, or, if it so elects, to assume the defense of any suit brought to enforce any liability subject to the indemnification provided above. In the event the Trust elects to assume the defense of any such suit and retain counsel, the Administrator or any of its affiliated persons, named as defendant or defendants in the suit, may retain additional counsel but shall bear the fees and expenses of such counsel unless (i) the Trust shall have specifically authorized the retaining of such counsel or (ii) the Administrator shall have determined in good faith that the retention of such counsel is required as a result of a conflict of interest.

The limitation of liability and indemnification contained herein shall survive the termination of this Agreement with respect to matters that arose prior to the termination of the Agreement.

9.	Confidentiality

All information provided under this Agreement by a party (the “Disclosing Party”) to the other party (the “Receiving Party”) regarding the Disclosing Party’s business and operations shall be treated as confidential. Subject to Section 10 below, all confidential information provided under this Agreement by Disclosing Party and all derivative information that is identifiable to the Disclosing Party, or persons, affiliates, or accounts associated with the Disclosing Party, shall be used, including disclosure to third parties, by the Receiving Party, or its agents or service providers, solely for the purpose of performing or receiving the services and discharging the Receiving Party’s other obligations under the Agreement or managing the business of the Receiving Party and its Affiliates (as defined in Section 10 below), including financial and operational management and reporting, risk management, legal and regulatory compliance and client service management. The foregoing shall not be applicable to any information (a) that is publicly available when provided or thereafter becomes publicly available, other than through a breach of this Agreement, (b) that is independently derived by the Receiving Party without the use of any information provided by the Disclosing Party in connection with this Agreement, (c) that is disclosed to comply with any legal or regulatory proceeding, investigation, audit, examination, subpoena, civil investigative demand or other similar process, (d) that is disclosed as required by operation of law or regulation or as required to comply with the requirements of any market infrastructure that the Disclosing Party or its agents direct the Administrator or its Affiliates to employ (or which is required in connection with the holding or settlement of instruments included in the assets subject to this Agreement), or (e) where the party seeking to disclose has received the prior written consent of the party providing the information, which consent shall not be unreasonably withheld.

10.	Use of Data

In connection with the provision of the services and the discharge of its other obligations under this Agreement, the Administrator (which term for purposes of this Section 10 includes each of its parent company, branches and affiliates (“Affiliates”)) may , subject to the limitations with respect to any Personal Information as described in Section 20 below, collect and store information regarding the Trust and share such information with its Affiliates, agents and service providers in order and to the extent reasonably necessary (i) to carry out the provision of services contemplated under this Agreement and other agreements between the Trust and the Administrator or any of its Affiliates and (ii) to carry out management of its businesses, including, but not limited to, financial and operational management and reporting, risk management, legal and regulatory compliance and client service management, provided that in each instance any agent, Affiliate or service provider is under obligation in material conformity with those imposed on the Administrator to protect the confidential status of such information and to maintain the security of such information against improper access, disclosure or use..

(a)           Subject to paragraph (d) below, the Administrator and/or its Affiliates (except those Affiliates or business divisions principally engaged in the business of asset management) may use any Confidential Information of the Customer (“Data”) obtained by such entities in the performance of their services under this Agreement or any other agreement between the Trust and the Administrator or one of its Affiliates, including Data regarding transactions and portfolio holdings relating to the Trust to develop, publish or otherwise distribute to third parties certain investor behavior “indicators” or “indices” that represent broad trends in the flow of investment funds into various markets, sectors or investment instruments (collectively, the “Indicators”), but only so long as (i) the Data is combined or aggregated with (A) information of other customers of the Administrator and/or (B) information derived from other sources, in each case such that the Indicators do not allow for attribution or identification of such Data with the Trust, (ii) the Data represents less than a statistically meaningful portion of all of the data used to create the Indicators and (iii) the Administrator publishes or otherwise distributes to third parties only the Indicators and under no circumstance publishes, makes available, distributes or otherwise discloses any of the Data to any third party, whether aggregated, anonymized or otherwise, except as expressly permitted under this Agreement.

(b)           The Trust acknowledged that the Administrator may seek to realize economic benefit from the publication or distribution of the Indicators.

(c)            Except as expressly contemplated by this Agreement, nothing in this Section 10 shall limit the confidentiality and data-protection obligations of the Administrator and its Affiliates under this Agreement and applicable law. The Administrator shall cause any Affiliate, agent or service provider to which it has disclosed Data pursuant to this Section 10 to comply at all times with confidentiality and data-protection obligations as if it were a party to this Agreement.

11.	Compliance With Governmental Rules And Regulations; Records

Each party assumes full responsibility for complying with all securities, tax, commodities and other laws, rules and regulations applicable to it.

In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Administrator agrees that all records which it maintains for the Trust shall at all times remain the property of the Trust, shall be readily accessible during normal business hours, and shall be promptly surrendered upon the termination of the Agreement or otherwise on written request except as otherwise provided in Section 13. The Administrator further agrees that all records that it maintains for the Trust pursuant to Rule 31a-1 under the 1940 Act will be preserved for the periods prescribed by Rule 31a-2 under the 1940 Act unless any such records are earlier surrendered as provided above. Records may be surrendered in either written or machine-readable form, at the option of the Administrator. In the event that the Administrator is requested or authorized by the Trust, or required by subpoena, administrative order, court order or other legal process, applicable law or regulation, or required in connection with any investigation, examination or inspection of the Trust by state or federal regulatory agencies, to produce the records of the Trust or the Administrator’s personnel as witnesses or deponents, the Trust agrees to pay the Administrator for the Administrator’s time and expenses, as well as the fees and expenses of the Administrator’s counsel incurred in such production.

12.	Services not exclusive

The services of the Administrator are not to be deemed exclusive, and the Administrator shall be free to render similar services to others. The Administrator shall be deemed to be an independent contractor and shall, unless otherwise expressly provided herein or authorized by the Trust from time to time, have no authority to act or represent the Trust in any way or otherwise be deemed an agent of the Trust.

13.	Effective Period And Termination

This Agreement shall remain in full force and effect for an initial term ending February 12, 2026 (the “Initial Term”). After the expiration of the Initial Term, this Agreement shall automatically renew for successive 1-year terms (each, a “Renewal Term”) unless a written notice of non-renewal is delivered by the non-renewing party no later than ninety (90) days prior to the expiration of the Initial Term or any Renewal Term, as the case may be. During the Initial Term and thereafter, either party may terminate this Agreement: (i) in the event of the other party’s material breach of a material provision of this Agreement that the other party has either (a) failed to cure or (b) failed to establish a remedial plan to cure that is reasonably acceptable, within 45 days’ written notice of such breach, or (ii) in the event of the appointment of a conservator or receiver for the other party or upon the happening of a like event to the other party at the direction of an appropriate agency or court of competent jurisdiction. Upon termination of this Agreement pursuant to this paragraph with respect to the Trust, the Trust shall pay Administrator its compensation due and shall reimburse Administrator for its costs, expenses and disbursements. Either party may, in its discretion, terminate this Agreement for any reason by giving the other party at least ninety (90) days prior written notice of termination.

In the event of: (i) the Trust’s termination of this Agreement any reason other than as set forth in the immediately preceding paragraph or (ii) a transaction not in the ordinary course of business pursuant to which the Administrator is not retained to continue providing services hereunder to the Trust (or its successor), the Trust shall pay the Administrator its compensation due through the effective termination date of this Agreement (prorated for the current year through the effective termination date based upon the average monthly compensation previously earned by Administrator with respect to the Trust) and shall reimburse the Administrator for its costs, expenses and disbursements. Upon receipt of such payment and reimbursement, the Administrator will deliver the Trust’s records as set forth herein. For the avoidance of doubt, no payment will be required pursuant to clause (ii) of this paragraph in the event of any transaction such (a) the liquidation or dissolution of the Trust and distribution of the Trust’s assets as a result of the Board’s determination to liquidate the Trust (b) a merger of the Trust into, or the consolidation of the Trust with, another entity, or (c) the sale by the Trust of all, or substantially all, of the Trust’s assets to another entity, in each of (b) and (c) where the Administrator is retained to continue providing services to the Trust (or its successor) on substantially the same terms as this Agreement.

14.	Delegation

a.	The Administrator shall have the right, without the consent or approval of the Trust, to employ agents, subcontractors, consultants and other third parties, whether affiliated or unaffiliated, to provide or assist it in the provision of any part of the services stated herein other than services required by applicable law to be performed by the Administrator (each, a “Delegate” and collectively, the “Delegates”), without the consent or approval of the Trust. The Administrator shall be responsible for the services delivered by, and the acts and omissions of, any such Delegate as if the Administrator had provided such services and committed such acts and omissions itself. Unless otherwise agreed in a Fee Schedule, the Administrator shall be responsible for the compensation of its Delegates.

b.	The Administrator will provide the Trust with information regarding its global operating model for the delivery of the services on a quarterly or other periodic basis, which information shall include the identities of Delegates affiliated with the Administrator that perform or may perform parts of the services, and the locations from which such Delegates perform services, as well as such other information about its Delegates as the Trust may reasonably request from time to time.

c.	Nothing in this Section 14 shall limit or restrict the Administrator’s right to use affiliates or third parties to perform or discharge, or assist it in the performance or discharge, of any obligations or duties under this Agreement other than the provision of the services.

15.	Interpretive And Additional Provisions

In connection with the operation of this Agreement, the Administrator and the Trust, may from time to time agree on such provisions interpretive of or in addition to the provisions of this Agreement as may in their joint opinion be consistent with the general tenor of this Agreement. Any such interpretive or additional provisions shall be in a writing signed by all parties, provided that no such interpretive or additional provisions shall contravene any applicable laws or regulations or any provision of the Trust’s Governing Documents. No interpretive or additional provisions made as provided in the preceding sentence shall be deemed to be an amendment of the Agreement.

16.	Notices

Any notice, instruction or other instrument authorized or required to be given hereunder will be in writing and will be taken to have been given (i) when delivered by hand, (ii) on the next business day after being sent by email (unless the sender receives an automated message that the email has not been delivered), (iii) on the next business day after being sent by overnight courier service for next business day delivery, (iv) on the third business day after being sent by certified or registered mail, return receipt requested, in each case to the applicable party at the address or email address specified below or such other address or email address as may be notified by any party from time to time:

If to the Trust:

COLLER PRIVATE CREDIT SECONDARIES

950 Third Avenue

New York, NY

10022

Attn: Private Wealth Secondaries Solutions

Telephone: (212) 644-8500

Email: cclegal-noticies@collercapital.com

If to the Administrator:

State Street Bank and Trust Company

1 Congress Street, Suite 1

Boston, MA 02114-2016

Attention: Scott Carpenter, Senior Vice President

Telephone: 617-664-6156

with a copy to:

State street bank and trust company

Legal Division – Global Services Americas

1 Congress Street

Boston, MA 02114-2016

Attention: Senior Vice President and Senior Managing Counsel

17.	Amendment

This Agreement may be amended at any time in writing by mutual agreement of the parties hereto.

18.	Assignment

This Agreement may not be assigned by (a) the Trust without the written consent of the Administrator or (b) the Administrator without the written consent of the Trust, except that the Administrator may assign this Agreement to a successor of all or a substantial portion of its business, or to an affiliate of the Administrator.

19.	Successors

This Agreement shall be binding on and shall inure to the benefit of the Trust and the Administrator and their respective successors and permitted assigns.

20.	Data Protection

The Administrator shall implement and maintain a comprehensive written information security program that contains appropriate security measures to safeguard the personal information of the Trust’s shareholders, employees, directors and/or officers that the Administrator receives, stores, maintains, processes or otherwise accesses in connection with the provision of services hereunder. For these purposes, “personal information” shall mean (i) an individual’s name (first initial and last name or first name and last name), address or telephone number plus (a) social security number, (b) driver’s license number, (c) state identification card number, (d) debit or credit card number, (e) financial account number or (f) personal identification number or password that would permit access to a person’s account or (ii) any combination of the foregoing that would allow a person to log onto or access an individual’s account. Notwithstanding the foregoing “personal information” shall not include information that is lawfully obtained from publicly available information, or from federal, state or local government records lawfully made available to the general public.

21.	Entire agreement

This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes all previous representations, warranties or commitments regarding the services to be performed hereunder whether oral or in writing.

22.	Waiver

The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver nor shall it deprive such party of the right thereafter to insist upon strict adherence to that term or any term of this Agreement or the failure of a party hereto to exercise or any delay in exercising any right or remedy under this Agreement shall not constitute a waiver of any such term, right or remedy or a waiver of any other rights or remedies, and no single or partial exercise of any right or remedy under this Agreement shall prevent any further exercise of the right or remedy or the exercise or any other right or remedy. Any waiver must be in writing signed by the waiving party.

23.	Severability

If any provision or provisions of this Agreement shall be held to be invalid, unlawful or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.

24.	Governing law

This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of The State of New York, without regard to its conflicts of laws rules.

25.	Reproduction of documents

This Agreement and all schedules, exhibits, attachments and amendments hereto may be reproduced by any photographic, xerographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties hereto all/each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

26.	Counterparts

This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all such counterparts taken together shall constitute one and the same Agreement. Counterparts may be executed in either original or electronically transmitted form (e.g., faxes or emailed portable document format (PDF) form), and the parties hereby adopt as original any signatures received via electronically transmitted form.

28.	Captions

The captions of this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

29.	Business continuity and disaster recovery plans

Notwithstanding anything in this Agreement to the contrary, the Administrator shall have in place comprehensive business continuity and disaster recovery procedures and systems and will take commercially reasonable measures to maintain and periodically test such plans.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the date first written above.

COLLER PRIVATE CREDIT SECONDARIES

By:
Name:
Title:

STATE STREET BANK AND TRUST COMPANY

By:
Name:
Title:

ADMINISTRATION AGREEMENT

SCHEDULE A

Listing of Subsidiaries

ADMINISTRATION AGREEMENT

SCHEDULE B

LIST OF SERVICES

I.	Fund Administration Treasury Services as described in Schedule B1 attached hereto

II.	Fund Administration Legal Services as described in Schedule B2 attached hereto

III.	Post-Trade Investment Compliance Testing Services in Schedule B3 attached hereto

IV.	Form N-PORT related Services as described in Schedule B4 attached hereto

V.	Fund Accounting Services as described in Schedule B5 attached hereto

Schedule B1

Fund Administration Treasury Services

a.	Prepare for the review by designated officer(s) of the Trust financial information, including the Trust’s financial statements and the notes to the Trust’s financial statements, semi-annual and annual shareholder reports, and other reports (as mutually agreed upon), including tax footnote disclosures where applicable;

b.	Prepare financial statements of the Trust for inclusion in filings with any applicable federal, state and international regulators;

c.	Coordinate the audit of the Trust’s financial statements by the Trust’s independent accountants, including the preparation of supporting audit workpapers and other schedules;

d.	Prepare for the review by designated officer(s) of the Trust financial information required by Form N-2, proxy statements and such other reports, forms or filings as may be mutually agreed upon;

e.	Prepare for the review by designated officer(s) of the Trust’s annual fund expense budgets, perform accrual analyses and roll-forward calculations and recommend changes to fund expense accruals on a quarterly basis, arrange for payment of the expenses of the Trust and any of its subsidiaries, review calculations if fees paid to the Trust’s investment adviser, and obtain authorization of accrual changes and expense payments;

f.	Provide quarterly written certifications to the CCO of the Trust(s) that: (i) no violation of any securities laws occurred during the previous three month period, (ii) no material compliance violations occurred at the Administrator during the previous three month period; and (iii) no material changes to the Administrator’s policies and procedures occurred in the previous three month period;

g.	Provide annual report to the Trust(s) CCO that will assist the CCO in assessing the effectiveness of the Administrator;

h.	Provide sub-certificates in connection with the certification requirements of the Sarbanes-Oxley Act of 2002 with respect to the services provided by the Administrator;

SCHEDULE B2

Fund Administration Legal Services

a.	Prepare for filing with the SEC the following documents: Schedule TO, Form N- CSR, Form N-PX, and Form 40-17G;

b.	Prepare for filing with the SEC annual proxy statements, draft shareholder meeting scripts, attend shareholder meeting, draft shareholder meeting minutes, and provide consultation on proxy solicitation matters;

c.	Maintain general Board calendars and regulatory filings calendars;

d.	Assist in developing guidelines and procedures to improve overall compliance by the Company;

e.	Assist the Company in the handling of routine regulatory examinations of the Company and work closely with the Company legal counsel in response to any non-routine regulatory matters;

f.	Maintain awareness of significant emerging regulatory and legislative developments that may affect the Company, update the investment adviser of the Company on those developments and provide related planning assistance where requested or appropriate; and

g.	Prepare the agenda and resolutions for Board and committee meetings, coordinate and distribute Board and committee materials, attend Board and committee meetings, make presentations to the Board and committee(s) where appropriate or upon reasonable request, and prepare minutes of Board and committee meetings.

SCHEDULE B3

Post-Trade Investment Compliance Testing Services

The Administrator shall (subject to the receipt of all required data, documentation, assumptions, information and assistance from the Trust (including from any third parties with whom the Trust will need to coordinate in order to produce such data, documentation, and information), the Administrator will use required data, documentation, assumptions, information and assistance from the Trust, the Administrator’s internal systems and, in the case of Trust’s not administered by the Administrator or its affiliates, third party Company administrators or other data providers, including but not limited to Third Party Data):

a.	Provide monthly testing of the Trust with respect to compliance with the requirements of the 1940 Act and limitations for the Trust contained in the Registration Statement for the Trust as may be mutually agreed upon, including, Prospectus, Statement of Additional Information (SAI), and/or Investment Manager Guideline(s).

b.	Provide quarterly testing of the Trust with respect to compliance with requirements of the Internal Revenue Code’s mandatory qualification requirements (Sub Chapter M and/or L).

c.	Perform monthly testing for compliance with the CFTC 5% Initial Margin test and the CFTC 100% Net Notional test

d.	Provide periodic testing of the Trust with respect to: (i) compliance with the Internal Revenue Code’s mandatory qualification requirements, including qualified income and diversification testing, (ii) federal securities laws, including the requirements of the 1940 Act; and (iii) limitations for the Trust contained in the Trust’s Registration Statement as may be mutually agreed upon, including quarterly compliance reporting to the designated officer(s) of the Trust as well as preparation of Board compliance materials;

SCHEDULE B4

Fund Administration Form N-PORT (the “Form N-PORT Services”) and

Form N-CEN (the “Form N-CEN Services”) Support Services (collectively, the “Form

N-PORT and Form N-CEN Support Services”) and Quarterly Portfolio of

Investments Services (collectively, with the Form N-PORT and Form N-CEN Support

Services, and for purposes of this Schedule B4, the “Services”)

Standard N-PORT and N-CEN Reporting Solution (Data and Filing):

•	Subject to the receipt of all required data, documentation, assumptions, information and assistance from the Trust (including from any third parties with whom the Trust will need to coordinate in order to produce such data, documentation, and information), the Administrator will use required data, documentation, assumptions, information and assistance from the Trust, the Administrator’s internal systems and, in the case of Trust’s not administered by the Administrator or its affiliates, third party Company administrators or other data providers, including but not limited to Third Party Data (as defined below) (collectively, the “Required Data”) to perform necessary data aggregations (including any applicable aggregation of risk metrics) and calculations and prepare, as applicable: (i) a monthly draft Form N-PORT standard template for review and approval by the Trust and (ii) annual updates of Form N-CEN for review and approval by the Trust.

•	The Trust acknowledges and agrees that it will be responsible for reviewing and approving each such draft N-PORT template and N-CEN update.

•	Following review and final approval by the Trust of each such draft Form N-PORT template and N-CEN update, and at the direction of and on behalf of the Trust, the Administrator will (i) produce an .XML formatted file of the completed Form N-PORT and Form N-CEN and (ii) electronically submit such filing to the SEC.

(a)	Quarterly Portfolio of Investments Services:

•	Subject to the receipt of all Required Data, and as a component of the Form N- PORT and Form N-CEN Support Services, the Administrator will use such Required Data from the Trust, the Administrator’s internal systems and other data providers to prepare a draft portfolio of investments (the “Portfolio of Investments”), compliant with GAAP, as of the Trust’s first and third fiscal quarter-ends.

•	Following review and final approval by the Trust of each such draft Portfolio of Investments, and at the direction of and on behalf of each Trust, the Administrator will attach each Portfolio of Investments to the first and third fiscal quarter-end N-PORT filing that is submitted electronically to the SEC.

Trust Duties, Representations and Covenants in Connection with (i) Form N-PORT and Form N-CEN Support Services and (ii) Quarterly Portfolio of Investments Services.

The provision of the Services to the Trust by the Administrator is subject to the following terms and conditions:

1.	The parties acknowledge and agree on the following matters:

The Services depend, directly or indirectly, on: (i) Required Data and (ii) information concerning the Trust or its affiliates or any pooled vehicle, security or other investment or portfolio regarding which the Trust or its affiliates provide services or is otherwise associated (“Trust Entities”) that is generated or aggregated by the Administrator or its affiliates in connection with services performed on the Trust’s behalf or otherwise prepared by the Administrator (“State Street Data,” together with Required Data and Third Party Data (as defined below), “Services- Related Data”). The Administrator’s obligations, responsibilities and liabilities with respect to any State Street Data used in connection with other services received by the Trust shall be as provided in such respective other agreements between the Administrator or its affiliates and the Trust relating to such other services (e.g., administration and/or custody services, etc.) from which the State Street Data is derived or sourced (“Other Trust Agreements”). Nothing in this Agreement or any service schedule(s) shall limit or modify the Administrator’s or its affiliates’ obligations to the Trust under the Other Trust Agreements.

In connection with the provision of the Form N-PORT and Form N-CEN Support Services and Quarterly Portfolio of Investments Services by the Administrator, the Trust acknowledges and agrees that it will be responsible for providing the Administrator with any information requested by the Administrator, including, but not limited to, the following:

(A) Arranging for the regular provision of all Required Data (including State Street Data, where applicable) and related information to the Administrator, in formats compatible with Administrator-provided data templates including, without limitation, Required Data and the information and assumptions required by the Administrator in connection with a Trust reporting profile and onboarding checklist, as it, or the information or assumptions required, may be revised at any time by the Administrator, in its discretion (collectively, the “Onboarding Checklist”) and such other forms and templates as may be used by the Administrator for such purposes from time to time, , including but not limited to those to be reported on Form N-PORT and Form N-CEN (as determined by the Trust), including, without limitation, arranging for the provision of data from the Trust, its affiliates, third party administrators, prime brokers, custodians, and other relevant parties. If and to the extent that Required Data is already accessible to the Administrator (or any of its affiliates) in its capacity as administrator to one or more Trusts, the Administrator and the Trust will agree on the scope of the information to be extracted from the Administrator’s or any of its affiliate’s systems for purposes of the Administrator’s provision of Form N- PORT and Form N-CEN Support Services and Quarterly Portfolio of Investments Services, subject to the discretion of the Administrator, and the Administrator is hereby expressly authorized to use any such information as necessary in connection with providing the Form N-PORT and Form N-CEN Support Services and Quarterly Portfolio of Investments Services, hereunder; and

(B) Providing all required information and assumptions not otherwise included in Trust data and assumptions provided pursuant to Section 1(A) above, including but not limited to the Required Data, as may be required in order for the Administrator to provide the Services.

The following are examples of certain types of information that the Trust is likely to be required to provide pursuant to Sections 1(A) and 1(B) above, and each Trust hereby acknowledges and understands that the following categories of information are merely illustrative examples, are by no means an exhaustive list of all such required information, and are subject to change as a result of any amendments to Form N-PORT and Form N-CEN:

•	SEC filing classification of the Trust (i.e., small or large filer);
•	Identification of any data sourced from third parties;
•	Identification of any securities reported as Miscellaneous; and
•	Any Explanatory Notes included in N-PORT Section E.

2.             the Trust acknowledges that it has provided to the Administrator all material assumptions used by the Trust or that are expected to be used by the Trust in connection with the completion of Form N-PORT and Form N-CEN and Quarterly Portfolio of Investments Services, and that it has approved all material assumptions used by the Administrator in the provision of the Services prior to the first use of the Services. The Trust will also be responsible for promptly notifying the Administrator of any changes in any such material assumptions previously notified to the Administrator by the Trust or otherwise previously approved by the Trust in connection with the Administrator’s provision of the Services. The Trust acknowledges that the completion of Form N-PORT and Form N-CEN and Quarterly Portfolio of Investments Services, and the data required thereby, requires the use of material assumptions in connection with many different categories of information and data, and the use and/or reporting thereof, including, but not limited to the following:

•	Investment classification of positions;
•	Assumptions necessary in converting data extracts;
•	General operational and process assumptions used by the Administrator in performing the Services; and
•	Assumptions specific to the Trust.

The Trust hereby acknowledges and understands that the foregoing categories of information that may involve the use of material assumptions are merely illustrative examples of certain subject matter areas in relation to which the Trust (and/or the Administrator on its behalf in connection with the Services) may rely on various material assumptions, and are by no means an exhaustive list of all such subject matter areas.

3.	The Trust acknowledges and agrees on the following matters:

(A)           The Trust has independently reviewed the Services (including, without limitation, the assumptions, market data, securities prices, securities valuations, tests and calculations used in the Services), and the Trust has determined that the Services are suitable for its purposes. None of the Administrator or its affiliates, nor their respective officers, directors, employees, representatives, agents or service providers (collectively, including the Administrator, “State Street Parties”) make any express or implied warranties or representations with respect to the Services or otherwise.

(B)           The Trust assumes full responsibility for complying with all securities, tax, commodities and other laws, rules and regulations applicable to it. The Administrator is not providing, and the Services do not constitute, legal, tax, investment, or regulatory advice, or accounting or auditing services advice. Unless otherwise agreed to in writing by the parties to this Agreement, the Services are of general application and the Administrator is not providing any customization, guidance, or recommendations. Where the Trust uses Services to comply with any law, regulation, agreement, or other Trust obligation, the Administrator makes no representation that any Service complies with such law, regulation, agreement, or other obligation, and the Administrator has no obligation of compliance with respect thereto.

(C)           The Trust may use the Services and any reports, charts, graphs, data, analyses and other results generated by the Administrator in connection with the Services and provided by the Administrator to the Trust (“Materials”) (a) for the internal business purpose of the Trust relating to the applicable Service or (b) for submission to the U.S. Securities and Exchange Commission, as required, of a Form N-PORT template and a Form N-CEN update, including any Portfolio of Investments, if applicable. The Trust may also redistribute the Materials, or an excerpted portion thereof, to its investment managers, investment advisers, agents, clients, investors or participants, as applicable, that have a reasonable interest in the Materials in connection with their relationship with the Trust (each a “Permitted Person”); provided, however, (i) the Trust may not charge a fee, profit, or otherwise benefit from the redistribution of Materials to Permitted Persons, (ii) data provided by third party sources such as but not limited to market or index data (“Third Party Data”) contained in the Materials may not be redistributed other than Third Party Data that is embedded in the calculations presented in the Materials and not otherwise identifiable as Third Party Data, except to the extent the Trust has separate license rights with respect to the use of such Third Party Data, or (iii) the Trust may not use the Services or Materials in any way to compete or enable any third party to compete with the Administrator. No Permitted Person shall have any further rights of use or redistribution with respect to, or any ownership rights in, the Materials or any excerpted portion thereof.

Except as expressly provided in this Section 3(C), the Trust, any of its affiliates, or any of their respective officers, directors, employees, investment managers, investment advisers, agents or any other third party, including any client of, or investor or participant in the Trust or any Permitted Persons (collectively, including the Trust, “Trust Parties”), may not directly or indirectly, sell, rent, lease, license or sublicense, transmit, transfer, distribute or redistribute, disclose display, or provide, or otherwise make available or permit access to, all or any part of the Services or the Materials (including any State Street Data or Third Party Data contained therein, except with respect to Third Party Data to the extent the Trust has separate license rights with respect to the use of such Third Party Data). Without limitation, Trust Parties shall not themselves nor permit any other person to in whole or in part (i) modify, enhance, create derivative works, reverse engineer, decompile, decompose or disassemble the Services or the Materials; (ii) make copies of the Services, the Materials or portions thereof; (iii) secure any source code used in the Services, or attempt to use any portions of the Services in any form other than machine readable object code; (iv) commercially exploit or otherwise use the Services or the Materials for the benefit of any third party in a service bureau or software-as-a-service environment (or similar structure), or otherwise use the Services or the Materials to perform services for any third party, including for, to, or with consultants and independent contractors; or (v) attempt any of the foregoing or otherwise use the Services or the Materials for any purpose other than as expressly authorized under this Agreement.

(D)           The Trust shall limit the access and use of the Services and the Materials by any Trust Parties to a need-to-know basis and, in connection with its obligations under this Agreement, the Trust shall be responsible and liable for all acts and omissions of any Trust Parties.

(E)           The Services, the Materials and all confidential information of the Administrator (as confidential information is defined in the Agreement and other than Third Party Data and Required Data), are the sole property of the Administrator. The Trust has no rights or interests with respect to all or any part of the Services, the Materials or the Administrator’s confidential information, other than its use and redistribution rights expressly set forth in Section 3(C) herein. The Trust automatically and irrevocably assigns to the Administrator any right, title or interest that it has, or may be deemed to have, in the Services, the Materials or the Administrator’s confidential information, including, for the avoidance of doubt and without limitation, any Trust Party feedback, ideas, concepts, comments, suggestions, techniques or know-how shared with the Administrator (collectively, “Feedback”) and the State Street Parties shall be entitled to incorporate any Feedback in the Services or the Materials or to otherwise use such Feedback for its own commercial benefit without obligation to compensate the Trust.

(F)           The Administrator may rely on Services-Related Data used in connection with the Services without independent verification. Services-Related Data used in the Services may not be available or may contain errors, and the Services may not be complete or accurate as a result.

SCHEDULE B5

Fund Accounting Services

The Administrator shall maintain the books of account of the Trust and its subsidiaries and shall perform the following duties in the manner prescribed by such Fund's Governing Documents:

a.	Record general ledger entries;

b.	Accrue/calculate monthly expenses;

c.	Calculate monthly income;

d.	Reconcile monthly activity to the trial balance;

e.	Calculate monthly net asset value (“NAV”);

f.	Maintain books and records of the Trust as required under Rule 31a-1(b) of the 1940 Act, as may be mutually agreed upon;

g.	Calculate fees such as but not limited to advisory fees in accordance with the applicable legal agreements;

h.	Provide such other accounting services as directed by the Trust, and mutually agreed upon by the Administrator, which may be required to enable the Trust to maintain its books and records in compliance with applicable law and generally accepted accounting principles;

i.	Maintain database detail of portfolio investments and record investment activity; and

j.	Reconcile information received from the General Partner or Investment Manager against financial reports as provided by underlying fund investments, including but not limited to committed capital, capital contributions, unfunded committed capital and distributions received for each underlying fund investment.

The Trust shall provide timely prior notice to the Administrator of any modification in the manner in which such calculations are to be performed as prescribed in any revision to the Trust’s Governing. The Administrator shall not be responsible for any revisions to calculations methods unless such revisions are communicated in writing to the Administrator.